Exhibit 99.1

News Release

Sunoco, Inc.

1735 Market Street, STE LL

Philadelphia, Pa. 19103-7583

For further information contact:	For release: IMMEDIATELY
Jerry Davis (media) 215-977-6298
Tom Harr (investors) 215-977-6764

No. 3-07

SUNOCO AMENDS CREDIT REVOLVER TO $1.3 BILLION

PHILADELPHIA, January 11, 2007 - Sunoco, Inc. (NYSE: SUN) announced that effective today, it has increased the size of its Competitive Advance and Revolving Facility, which expires in August 2011, by an additional $400 million to a total of $ 1.3 billion. JP Morgan Chase Bank, N.A. is the Administrative Agent and Bank of America, N.A. is the Syndication Agent for the facility.

Sunoco, Inc., headquartered in Philadelphia, PA, is a leading manufacturer and marketer of petroleum and petrochemical products. With 900,000 barrels per day of refining capacity, nearly 4,700 retail sites selling gasoline and convenience items, approximately 5,400 miles of crude oil and refined product owned and operated pipelines and 38 product terminals, Sunoco is one of the largest independent refiner-marketers in the United States. Sunoco is a significant manufacturer of petrochemicals with annual sales of approximately five billion pounds, largely chemical intermediates used to make fibers, plastics, film and resins. Utilizing a unique, patented technology, Sunoco has the capacity to manufacture over 2.5 million tons annually of high-quality metallurgical-grade coke for use in the steel industry. For additional information, visit Sunoco’s website at http://www.SunocoInc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Sunoco believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that its goals will be achieved. A number of factors could cause actual results to differ materially from the projections, anticipated results, or other expectations expressed in this release. While Sunoco makes these forward-looking statements in good faith, Sunoco cannot guarantee that the anticipated future results will be achieved. Risks and uncertainties concerning Sunoco’s business are more fully described in Sunoco’s Form 10-Q for the quarter ended September 30, 2006, filed with the Securities and Exchange Commission on November 2, 2006. Sunoco undertakes no obligation to update any forward-looking statements in this news release, whether as a result of new information or future events.

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